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                                                                     Exhibit 4.1


                             RESTRICTION ON TRANSFER

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE TRANSFERRED, AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT CANNOT BE SOLD OR TRANSFERRED, WITHOUT (I) THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER MAY BE LAWFULLY MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS OR (II) SUCH REGISTRATION.

                                     WARRANT
                      For the Purchase of the Common Stock
                          Of iLinc Communications, Inc.
                               Warrant Number 685

     This warrant (the "Warrant"), is executed to be effective on July 1, 2006 (the "Effective Date") by and between iLinc Communications, Inc. ("iLinc" or the "Company"), a Delaware corporation and ComVest West, Inc., a Tennessee Corporation, with its principal offices located at 110 29th Avenue North, Suite 300, Nashville, TN ("Agent" or "Holder").

     WHEREAS, iLinc is the owner and provider of certain Web conferencing and audio conferencing products and services; and

     WHEREAS, Agent wishes to assist iLinc with the marketing and sale of iLinc's products; and

     WHEREAS, iLinc and Agent entered into an agent agreement (the "Agent Agreement") that was to be effective on or about June 30, 2006 whereby Agent is authorized to solicit potential distributors on iLinc's behalf (with the Capitalized terms not defined herein have the meaning given them in the Agent Agreement);

     NOW, THEREFORE, iLinc and Agent, in exchange for the mutual promises and conditions contained herein agree as follows:

1. Grant of Shares and Price. By execution hereof and subject to the terms and conditions contained herein (e.g., vesting provisions), Agent or its registered assigns (the "Holder"), is hereby granted a warrant (the "Warrant") to purchase from the Company up to one million (1,000,000) shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). Upon exercise of any then vested portion of this Warrant, the Holder shall tender to the Company the exercise price equal to $0.55 per share (the "Exercise Price") for each share acquired. The Exercise Price shall be subject to adjustment as provided in Section 5 hereof. This Warrant shall remain outstanding until the expiration of the fifth (5th) anniversary of the Effective Date (the "Expiration Date"), at which time it, and any unexercised portion, shall expire without further force or effect. Notwithstanding the foregoing, should the Net Collected Revenue (more fully defined in the Agent Agreement) after the expiration of twenty-four (24) months from the Effective Date, total less than $1,000,000, then the unvested portion of this Warrant shall expire and have no further force or effect.

2. Vesting. This Warrant is tendered to the Holder as an inducement to execute and engage in those certain activities more fully described in the Agent Agreement of an even date herewith between the Company and Agent. This Warrant, shall vest based upon the cumulative amount of Net Collected Revenue derived by iLinc from Distributors arranged by Agent and accepted by iLinc, thereby designated as a "Agent's Distributor" under the terms of the Agent Agreement. Vesting of the Warrant is as follows:


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     a.   Agent may purchase up to 200,000 shares of Common Stock should the cumulative Net Collected Revenue exceed $1,000,000;
     b. Agent may purchase an additional 200,000 shares of Common Stock should the cumulative Net Collected Revenue exceed $2,000,000;
     c. Agent may purchase an additional 200,000 shares of Common Stock should the cumulative Net Collected Revenue exceed $5,000,000;
     d. Agent may purchase an additional 200,000 shares of Common Stock should the cumulative Net Collected Revenue exceed $8,000,000; and,
     e. Agent may purchase an additional 200,000 shares of Common Stock should the cumulative Net Collected Revenue exceed $12,000,000

3. Exercise. The rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by written notice of exercise delivered to the Company and by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company at 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018 (or such other location as the Company may designate by notice in writing to the Holder hereof) and upon payment to it by certified check of the Exercise Price for the number of vested shares of Common Stock to be issued upon exercise (the "Warrant Shares"). The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section, be issuable upon any exercise of this Warrant, and if the Company has elected not to issue such fraction of a share, in lieu of such fractional share the Company shall pay to the Holder, in cash, an amount equal to such fraction of the fair market value per share of outstanding Common Stock of the Company on the Business Day immediately prior to the date of such exercise (the fair market value for such purpose shall be the closing price of the Common Stock on the principal stock exchange on which the Common Stock is then traded or the principal quotation system in which bid and ask prices for the Common Stock are then maintained). The Company agrees that the shares so purchased shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment tendered for such shares as aforesaid. Subject to the provisions of the next succeeding paragraph, certificates for the shares of stock so purchased (bearing an appropriate legend to indicate that the shares have not been registered under securities laws) shall be delivered to the Holder hereof within a reasonable time, not exceeding 10 days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant reflecting the shares, if any, as to which this Warrant shall not then have been exercised shall also be delivered to the Holder hereof within such time.

4. Restriction Upon Sale. The Holder acknowledges that this Warrant as well as the Warrant Shares for which this Warrant may be exercised, have not been and, except as otherwise provided herein, will not be registered under the Securities Act of 1933, as amended (the "Act"), or qualified under applicable state securities laws and that the transferability thereof is restricted by the registration provisions of the Act as well as such state laws. The Holder represents that it is acquiring the Warrant and will acquire the Warrant Shares for its own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of such securities for any particular event or circumstance, except selling, transferring or disposing of them upon full compliance with all applicable provisions of the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Rules and Regulations promulgated by the Securities and Exchange Commission (the "Commission") thereunder, and any applicable state securities laws. The Holder further understands and agrees


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     that (i) neither the Warrant nor the Warrant Shares may be sold unless they are subsequently registered under the Act and qualified under any applicable state securities laws or, in the opinion of the Company's counsel, an exemption from such registration and qualification is available; (ii) any routine sales of the Company's securities made in reliance upon Rule 144 promulgated by the Commission under the Act, can be effected only in the amounts set forth in and pursuant to the other terms and conditions, including applicable holding periods, of that Rule; and
     (iii) except as otherwise set forth herein, the Company is under no obligation to register the Warrant or the Warrant Shares on its behalf or to assist it in complying with any exemption from registration under the Act. The Holder agrees that each certificate representing any Warrant
     Shares for which this Warrant may be exercised will bear on its face a legend in substantially the following form:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
          SECURITIES ACT OF 1933 OR QUALIFIED UNDER ANY STATE
          SECURITIES LAWS. THEY MAY NOT BE SOLD, HYPOTHECATED OR
          OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE
          REGISTRATION STATEMENT UNDER THAT ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS WITHOUT AN OPINION
          ACCEPTABLE TO COUNSEL TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

     The Company covenants and agrees that:

     a. all shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes);
     b. during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant;
     c. during the period within which the rights represented by this Warrant may be exercised, the Company further will use reasonable best efforts to maintain the eligibility of the Common Stock for listing on the American Stock Exchange and quotation on the domestic over-the-counter market and use reasonable best efforts to keep the Common Stock so listed and quoted.

5. Reorganization or Split. If the Company shall, after the date of issuance of this Warrant, subdivide its outstanding shares of Common Stock into a greater number of shares or consolidate its outstanding shares of Common Stock into a smaller number of shares (any such event being called a "Common Stock Reorganization"), then the Exercise Price shall be adjusted, effective at such time, to a number determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such Common Stock Reorganization and the denominator of which shall be the number of shares outstanding after giving effect to such Common Stock Reorganization. If the Company shall after the date of issuance of this Warrant issue or distribute to all or substantially all holders of shares of Common Stock evidences of indebtedness, any other securities of the Company or any property or assets other than cash, and if such issuance or distribution does not constitute a Common Stock Reorganization (any such non-excluded event being herein called a "Non-Cash Dividend"), the Exercise Price shall be adjusted, effective immediately after the record date at which the holders of shares of Common Stock are determined for purposes of such Non-Cash Dividend, to a number determined by multiplying the Exercise Price immediately before such Non-Cash Dividend by a fraction, the numerator of which shall be the last sales price per share of outstanding Common Stock of the Company on such record date less the then fair market value, as


Warrant                                                              Page 3 of 8


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     determined in good faith by the Board of Directors of the Company, of the evidences of indebtedness, securities, cash, or property or other assets issued or distributed in such Non-Cash Dividend with respect to one share of Common Stock and the denominator of which shall be the last sales price per share of outstanding Common Stock on such record date. If after the date of issuance of this Warrant there shall be any consolidation or merger to which the Company is a party, other than a consolidation or a merger in which the Company is a continuing corporation and which does not result in any reclassification of, or change (other than a Common Stock Reorganization or a change in par value) in, outstanding shares of Common Stock, or any sale or conveyance of the property of the Company as an entirety or substantially as an entirety (any such event being called a "Capital Reorganization"), then, effective upon the effective date of such Capital Reorganization, the Holder shall have the right to purchase, upon exercise of this Warrant and in lieu of the shares of Common Stock immediately theretofore purchasable hereunder, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive after such Capital Reorganization if this Warrant had been exercised immediately prior to such Capital Reorganization, assuming such holder (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or conveyance was made, as the case may be ("constituent person") and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Capital Reorganization (provided that if the kind or amount of securities, cash or other property receivable upon such Capital Reorganization is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or conveyance by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non electing share"), then for the purposes of this paragraph the kind and amount of shares of stock and other securities or other property (including cash) receivable upon such Capital Reorganization shall be deemed to be the kind and amount so receivable per share by a plurality of the non electing shares). As a condition to effecting any Capital Reorganization, the Company or the successor or surviving corporation, as the case may be, shall execute and deliver to the Holder an agreement as to the Holder's rights in accordance with this Section 5(c), providing for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. If the Company shall set a record date to determine the holders of shares of Common Stock for purposes of a Common Stock Reorganization, Non-Cash Dividend or Capital Reorganization, and shall legally abandon such action prior to effecting such action, then no adjustment shall be made pursuant to this Section 5 in respect of such action. No adjustment in the Exercise Price shall be made hereunder unless such adjustment increases or decreases such price by one percent (1%) or more, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall serve to adjust such price by one percent or more. No adjustment in the Exercise Price shall be made hereunder if such adjustment would reduce the exercise price to an amount below par value of the Common Stock. As a condition precedent to the taking of any action which would require an adjustment pursuant to this
     Section 5, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock which the Holder is entitled to receive upon exercise thereof. Promptly after an adjustment or readjustment pursuant to this Section 5 becomes determinable, the Company shall give notice to the Holder of any action which requires an adjustment or readjustment pursuant to this Section 5, describing such event in reasonable detail and specifying the record date or effective date, if determinable, the required adjustment and the computation thereof, if applicable. If the Holder fails to object to any such notice within 30 days of receipt of the Company's notice, the adjustment will be deemed accepted by the Holder.


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6.   Replacement. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company (the original Holder's indemnity being satisfactory indemnity in the event of loss, theft or destruction of any Warrant owned by such Holder), or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.

7. Transfer. The Holder of this Warrant, by acceptance hereof, may not transfer, sell or assign this Warrant to any person or entity, unless upon the liquidation or other winding up event of Agent providing for Agent's dissolution or liquidation to its shareholders, or for such other business purpose that foster the business of Agent or a distribution of this Warrant to the shareholders of Agent. Holder agrees to give written notice to the Company before transferring this Warrant of such Holder's intention to do so, describing briefly the manner of any proposed transfer of this Warrant. Such Holder shall also provide the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer of this Warrant may be effected without registration or qualification (under any Federal or State law) and without causing the loss of the applicable securities law registration exemption(s) relied upon by the Company when it issued this Warrant.

8. Piggy-Back Registration. If at any time after the expiration of one hundred twenty (120) days after the Effective Date but prior to the second anniversary of the Effective Date the Company determines to register any of its common stock under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Form S-8 or its then equivalent, or in connection with a Rule 145 transaction or Form S-4 or its equivalent, or another form not available for registering the shares of Common Stock issuable upon exercise of this Warrant for sale to the public), each such time it will give prompt written notice to the Holder of its intention so to do and of the proposed method of distribution of such securities. Upon the written request of the Holder, received by the Company within thirty (30) days after the giving of any such notice by the Company, to include in the registration all or any part of the shares of Common Stock issuable upon exercise of this Warrant, the Company will cause the shares of Common Stock issuable upon exercise of this Warrant as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent and under the conditions such registration is permitted under the Securities Act.

9. Notice. Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified or registered mail (with return receipt requested) or delivered personally or by courier (including a nationally recognized overnight delivery service) or by facsimile transmission. Any notice so given shall be deemed effective three days after being deposited in the U.S. Mail, or upon receipt if delivered personally or by courier or facsimile transmission, in each case addressed to a party at the following address or such other address as each such party furnishes to the other in accordance with this Section 11: If to the Company then to 2999 North 44th Street, Suite 650, Phoenix, AZ 85018;
     Telephone: (602) 952-1200; Facsimile: (602) 952-0544; Attention: President. If to the Holder then to 110 29th Avenue North, Suite 300, Nashville, TN 37203; Phone: 615.327.1212; Fax: 615.327.8140.

10. Miscellaneous. No failure or delay of either party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not


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     exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the prior written consent of the Company and the Holder. All covenants, promises and agreements contained in this Warrant by or on behalf of either party shall bind its successors and assigns, whether so expressed or not. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. This Warrant shall be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Delaware.

              [The remainder of the page intentionally left blank.]




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     IN WITNESS WHEREOF, the parties have caused this Warrant to be signed by its duly authorized officer and to be effective on the first date written above.

iLinc Communications, Inc.


By: /s/ JAMES M. POWERS, JR
    ---------------------------
    James M. Powers, Jr.
    President and Chief Executive Officer

Date: June 30, 2006
      -------------------------



ComVest West, Inc.


By: /s/ ROBERT E. LABREC
    ---------------------------
    Robert E. LaBrec,
    President

Date:  June 28, 2006
      -------------------------



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                                   Exhibit "A"
                                SUBSCRIPTION FORM


To be Executed by the Holder of this Warrant if such Holder
Desires to Exercise this Warrant in Whole or in Part:


To:  iLinc Communications, Inc. (the "Company")

     The undersigned  _______________________________________________________

     Please insert Social Security or other
     identifying number of Subscriber:  _____________________________________

hereby irrevocably elects to exercise the right of purchase represented by this Warrant for, and to purchase thereunder, _________ shares of Common Stock of the Company and tenders payment herewith to the order of the Company in the amount of $__________________, such payment being made as provided on the face of this Warrant. Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below.

     The undersigned requests that certificates for shares of Common Stock be issued as follows:

Name: _____________________________

Address: __________________________

Deliver to: _______________________

Address: ___________________________________________

Dated: __________________________________

X _________________________________________
Signature


Note: The signature on this Subscription Form must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.



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